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                         Smith & Company
    A Professional Corporation of Certified Public Accountants



            CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use in this Form S-1 registration statement (of 3,669,158 shares of common stock, par value $0.001 per share of MW Medical, Inc.) of our report dated March 12, 1999, on the financial statements for the years ended December 31, 1998, 1997, and 1996.


                                     \s\ Smith & Company
                                     CERTIFIED PUBLIC ACCOUNTANTS

Salt Lake City, Utah
August 31, 1999



  10 West 100 South, Suite 700 * Salt Lake City, Utah 84101-1554
       Telephone: (801) 575-8297 * Facsimile: (801) 575-8306
                 E-mail: smith&co@smithandcocpa.com

Members: American Institute of Certified Public Accountants * Utah
         Association of Certified Public Accountants